Exhibit 99.1
Aurora Announces Pricing of $220 Million Upsized Public Offering of Class A Common Stock
Aurora expects to receive total gross proceeds of approximately $820 million from the public offering and concurrent private placement
PITTSBURGH, PA, July 19, 2023 – Aurora Innovation, Inc. (Nasdaq: AUR) today announced the pricing of its underwritten public offering of 73,333,333 shares of its Class A common stock at $3.00 per share. All of the securities are to be sold by Aurora. In addition, Aurora has granted the underwriters a 30-day option to purchase up to an additional 10,999,999 shares of its Class A common stock at the public offering price, less the underwriting discounts and commissions. Before deducting the underwriting discounts and commissions and estimated offering expenses, Aurora expects to receive gross proceeds of approximately $220 million from the public offering, assuming no exercise of the underwriters’ option to purchase additional shares. The offering is expected to close on or about July 21, 2023, subject to satisfaction of customary closing conditions.
Concurrent with the public offering, Aurora also entered into a common stock purchase agreement with certain existing institutional and strategic investors, entities affiliated with two of Aurora’s directors, and new institutional investors to issue and sell 222,222,216 shares of its Class A common stock at $2.70 per share, for aggregate gross proceeds of $600 million through a private placement. The sale of these shares of Class A common stock will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). The concurrent private placement is expected to close on July 21, 2023. The concurrent private placement is not conditioned on the closing of the public offering but is subject to customary closing conditions.
Goldman Sachs & Co. LLC and Allen & Company LLC are acting as joint book-running managers, Evercore ISI is acting as book-runner and Canaccord Genuity, TD Cowen and Nomura are acting as co-managers for the underwritten public offering. Allen & Company LLC and Goldman Sachs & Co. LLC are also acting as placement agents for the concurrent private placement.
Aurora filed a Registration Statement on Form S-3 which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”), and has filed a preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the underwritten public offering. A final prospectus supplement and accompanying prospectus relating to the offering will also be filed with the SEC. These documents can be accessed for free through the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the underwritten public offering may also be obtained from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282-2198; or Allen & Company LLC, Attention: Prospectus Department, 711 Fifth Avenue New York, New York 10022.
This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these shares of Class A common stock in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of any such state or jurisdiction.
The Class A common stock offered in the concurrent private placement have not been registered under the Securities Act, or any state or other applicable jurisdiction’s securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. Concurrently with the execution of the common stock purchase agreement, Aurora and the investors entered into a registration rights agreement pursuant to which Aurora has agreed to file a registration statement with the SEC registering the resale of the shares sold in the concurrent private placement. Any offering of the shares sold in the concurrent private placement under the resale registration statement will only be made by means of a prospectus.

About Aurora
Aurora (Nasdaq: AUR) is delivering the benefits of self-driving technology safely, quickly, and broadly to make transportation safer, increasingly accessible, and more reliable and efficient than ever before. The Aurora Driver is a self-driving system designed to operate multiple vehicle types, from freight-hauling trucks to ride-hailing passenger vehicles, and underpins Aurora Horizon and Aurora Connect, its driver-as-a-service products for trucking and ride-hailing.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to the timing, pricing and size of the offering. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including but not limited to: whether or not Aurora will be able to raise capital through the sale of Class A common stock or consummate the proposed offerings; the final terms of the offerings; and its expectations with respect to granting the underwriters a 30-day option to purchase additional shares of Class A common stock; the satisfaction of closing conditions; and other risks. Information regarding the foregoing and additional risks are described in the Risk Factor sections of the preliminary prospectus supplement for the underwritten public offering to be filed with the SEC, and the documents incorporated by reference therein, including without limitation those risks and uncertainties identified in the “Risk Factors” section of Aurora’s Registration Statement on Form S-3 declared effective by the SEC on April 11, 2023, the accompanying prospectus, Aurora’s Annual Report on Form 10-K filed with the SEC on February 21, 2023, Aurora’s Quarterly Report on Form 10-Q filed with the SEC on May 4, 2023 and other filings that Aurora makes with the SEC from time to time. All forward-looking statements reflect Aurora’s beliefs and assumptions only as of the date of this press release. Aurora undertakes no obligation to update forward-looking statements to reflect future events or circumstances.
Contacts
Investor Relations:
Stacy Feit
ir@aurora.tech
(323) 610-0847
Media:
Jesse Caputo
press@aurora.tech
(516) 815-2836